FOR IMMEDIATE RELEASE

Contact:	Donald H. Wilson

Chairman, President and Chief Executive Officer

(630) 545-0900

COMMUNITY FINANCIAL SHARES, INC.

EXTENDS STOCKHOLDER CONSENT SOLICITATION
TO APPROVE 2013 STOCK INCENTIVE PLAN

December 30, 2013, Glen Ellyn, Illinois — Community Financial Shares, Inc., (the “Company”) (OTCQB: CFIS), the parent company of Community Bank-Wheaton/Glen Ellyn, announced today that the Company will extend the expiration date of its previously announced stockholder consent solicitation to approve the Company’s 2013 Stock Incentive Plan.

The stockholder consent solicitation will now expire on January 15, 2014, unless earlier terminated or further extended by the Company.

Except for the extension of the expiration date of the consent solicitation, all other terms of the Company’s definitive written consent solicitation statement, which was mailed to stockholders and filed with the U.S. Securities and Exchange Commission on December 9, 2013, remain unchanged.

This press release is for informational purposes only and is not a solicitation of consent with respect to the approval of the Company’s 2013 Stock Incentive Plan. The stockholder consent solicitation is being made solely pursuant to the written consent solicitation statement, which sets forth the complete terms of the consent solicitation.

About Community Financial Shares, Inc.

Community Financial Shares, Inc. is a bank holding company, headquartered in Glen Ellyn, Illinois, whose wholly-owned subsidiary, Community Bank-Wheaton/Glen Ellyn, is a state-chartered commercial bank insured by the FDIC. The Bank provides banking services common to the industry, including but not limited to, demand, savings and time deposits, loans, mortgage loan origination for investors, cash management, electronic banking services, internet banking services including bill payment, Community Investment Center services, and debit cards. The Company’s common stock is quoted on the OTCQB under the symbol “CFIS.” More information can be obtained by visiting the Company’s web site at www.cbwge.com (which is not a part of this press release).